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                                                                    EXHIBIT 4.7


                           NOTE AND WARRANT PURCHASE,

                 PAYING AND CONVERSION/EXERCISE AGENCY AGREEMENT


                   entered into effective as of August 8, 1997


                                     between


BITWISE DESIGNS, INC.

being a corporation existing under the laws of the State of Delaware whose head office is situated at Building 50, Rotterdam Industrial Park Duanesburg Rd.. Route 7, Schenectady, N.Y. 12306, U.S.A.

(hereinafter called the "Company")                           on the one part and


BANCA DEL GOTTARDO

being a corporation duly organized with limited liability and existing under the laws of Switzerland, whose registered office is situated at Viale Stefano Franscini 8, 6901 Lugano, Switzerland,

                                                               on the other part

Some Definitions

The Company's 8% Convertible Notes of 1997 due August 1 1. 2002. are referred to herein as the "Notes" and the Warrants of 1997 expiring August I 1. 2002 as the "Warrants". Until the Notes have been printed in definitive form pursuant to
Article IX hereto{ the expression "Notes" herein shall include entitlements under the Global Note, and the expressions "Noteholder(s)" and "Couponholder(s)". mutatis mutandis. shall mean and include persons and entities entitled to the benefits under the Global Note. Each Noteholder possesses a co-ownership in the Global Note in relation to the principal amount of Notes of which he is an owner. "Global Note" means a global note for the total principal amount of USD 4'000'000.-- issued in bearer form and representing 800 single Notes each in the amount of USD 5'()()().-- and representing the aforementioned total principal amount.



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The Global Note will be destroyed by Banca del Gottardo when the Notes are printed. Until the Warrants have been printed in definitive form pursuant to
Article IX hereto{ the expression "Warrants" herein shall include entitlements under the Global Warrant. and the expressions "Warrantholder(s)" mutatis mutandis shall mean and include persons and entities entitled to the benefits under the Global Warrant. Each Warrantholder possesses a co-ownership in the Global Warrant in relation to the principal number of Warrants he is an owner of.

"Global Warrant" means a global warrant for the total number of 400'000 Warrants issued in bearer form. The Global Warrant will be destroyed by Banca del Gottardo when the Warrants are printed.

Global Note and Global Warrant are hereinafter sometimes collectively referred to as the "Global Certificates".

I.       SUBJECT

Subject to the terms and conditions hereof


- the Company, pursuant to authorization by its Board of Directors, agrees to issue and sell to Banca del Gottardo USD 4'000'000.-- Notes at a price of 100% of their principal amount, and 400000 Warrants in a ratio of one Note and 500 Warrants and

-        Banca del Gottardo agrees not later than August 11, 1997

         (1) to purchase (i.e. underwriter) on a firm basis for USD 4'000'000.-- Notes at a price of 100% of their principal amount and 400'000 Warrants, and

         (2) to offer the Notes and Warrants in a placement exclusively to its clients and other financial institutions at a price of 100% of their principal amount.


                          (i) Notes

with a total principal amount of                 USD 4'000'000.
                                                 (United States Dollars
                                                 four million)

maturing on                                      August 11, 2002

bearing interest at the rate of                  8% per annum, payable
                                                 semi-annually in arrear
                                                 each February 11 and
                                                 August 11, commencing

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                                                       February 11, 1998 until
                                                       maturity  and


                                  (ii) Warrants

         in a total number of                          400'000 (four hundred
                                                       thousand) expiring
                                                       on August 11, 2002

         The aggregate amount for which Notes and Warrants are sold are hereinafter referred to as the "Proceeds".

         The net Proceeds of the Notes will be utilized by the Company\ as follows:

         A. 70% to be utilized for marketing and distribution purposes of the Doc Star-project (to expand areas of distribution and for general marketing efforts including advertisement and the possible employment of additional staff); and

         B. the remaining proceeds are at the Company's free disposal for the financing of acquisitions, working capital and general corporate purposes.

         Banca del Gottardo shall not have any responsibility for or be obliged to concern itself with the application of the net Proceeds of the Notes.

II.      ANNEXES

         The contents of each of the Annexes attached hereto. i.e.


         Annex A:                           Terms of the Notes
         Annex B:                           Form of Definitive Note (face)
         Annex C:                           Form of Interest Coupons
         Annex D:                           Form of Global Note
         Annex E:                           Terms of the Warrants
         Annex F:                           Form of Definite Warrant (face)
         Annex G:                           Form of Global Warrant
         Annex H:                           Conversion Agency Agreement
         Annex I:                           Warrant Agency Agreement
         Annex J:                           Certification of Non U.S. Beneficial
                                            Ownership
         Annex K:                           Form of Certificate of No Material
                                            Adverse Change
         Annex L:                           Specimen signature form
         Annex M:                           Certificate by Banca del Gottardo

shall constitute an integral part of this Agreement.

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III.     SALES RESTRICTIONS

a) The Notes and Warrants to be issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly. in the United States or to, or for the account of any U.S. person except in transactions exempt from the registration requirements of the Securities Act.

b) As to the Company, the Notes and Warrants are intended to be obligations that are not required to be in registered form for purposes of United States federal tax laws and the principal (to the extent characterized as original issue discount) and interest payable on the Notes are intended to be "portfolio interest" under Sections 871(h) and 881(c) of the United States Internal Revenue Code of 1986 as amended (the "Code"). Accordingly, the Notes and the Warrants may not, as part of any part of the initial distribution, be offered for sale or resale, sold or delivered. directly or indirectly, to a person in the United States or to a United States person. Banca del Gottardo (i) agrees and represents that no Notes or Warrants will be offered, sold or delivered to or on behalf of a person within the United States or a United States person, (ii) represents and agrees that (a) it will not offer or sell, and, during the period beginning on August 11. 1997 and ending on the date forty (40) days after August II. 1997 (the "Restricted Period"), it will not offer or sell, Notes or Warrants to a person who is within the United States or to a United States person, (b) it has not delivered and will not deliver within the United States definitive Notes or coupons or definitive Warrants that are sold during the Restricted Period, (c) it has and throughout the Restricted Period will have in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes or Warrants are aware that such Notes or Warrants may not be offered or sold during the Restricted Period to a person who is within the United States or to a United States person and (d) it has not entered and will not enter into any contractual arrangement with respect to the distribution and delivery of the Notes and the Warrants, except with its affiliates or with the prior written consent of the Company. (iii) represents and agrees with respect to each affiliate that acquires from it Notes or Warrants for the purpose of offering or selling such Notes or Warrants during the Restricted Period, repeating and confirming the representations and agreements contained in clauses (ii) (a), (b), (c) and (d) on each such affiliate's behalf and (iv) represents and agrees that it will not sell or deliver Notes and Warrants to a holder which is (a) immediately after the sale or delivery a "10-percent shareholder" of the Company within the meaning of Section 871(h) (3) of the Code, (b) a

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         bank on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, (c) a controlled foreign corporation which is related to the Company under section 864 (d) (4) of the Code. or (d) within a foreign country which the United States Secretary of the Treasury has determined under section 7 I (h) (6) of the Code that the exchange of information with the foreign country is inadequate to prevent evasion of United States tax by United States persons. Banca del Gottardo will deliver to the Company the certificate in the form attached hereto as Annex M within ten business days of the commencement of the Restricted Period. For purposes of this Agreement, whether an offer, sale or delivery is made to a person within the United States or to a United States person will be determined under the rules set out in the Code, and United States Treasury Regulation Section 1.163- 5(c)(2)(i)(D). Banca del Gottardo agrees that it will comply fully with the selling restrictions set out in this Sub-Section (b) and in particular, Banca del Gottardo hereby covenants and agrees to the effect set out in clauses (ii) and (iii) of the second preceding sentence by

c) The Notes will be represented initially - a temporary Global Convertible Note (the "Global Note"). without interest coupons, and the Warrants will be represented initially by a temporary Global Certificate (the "Global Warrant"). the Global Note and Global Warrant to be deposited by' the Company with Banca del Gottardo, on August 11, 1997. The Global Note may be exchanged. as a whole or in part, for appropriate definitive Notes, in bearer form in the denominations of USD 5'000.-- with interest coupons (the "coupons") attached. and the Global Warrant may be exchanged, as a whole or in part. for appropriate definitive Warrants. in bearer form not earlier than 40 day's after August 11, 1997, before which time no Notes represented by the Global Note or Warrants represented by the Global Warrant or interest therein may be offered, sold or transferred into the United States or to a U.S. person. Such exchange shall be made upon certification, in the form attached hereto as Annex J- 1. that the beneficial owners of the Notes or Warrants either (i) are not United States persons or U.S. persons or
         (ii) are financial institutions (within the meaning of United States Treasury' Regulation Section 1.165-1 2(c)( I )(v)) located outside the United States that are not United States persons and have purchased such Notes or Warrants for resale during the Restricted Period and certify they have not acquired the Notes or the Warrants for purposes of resale directly or indirectly to a United States person or to a person within the United States. Any certificates provided by' a clearing organization must be based on statements provided to it by its members. A beneficial owner of Notes must exchange its share of the Global Note for definitive Notes before such Notes or

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         interests therein may be transferred or as regards the Notes before interest payments or other payments will be made and a beneficial owner of Warrants must exchange its position of the Global Warrant for definitive Warrants before such Warrants will be exercised, Banca del Gottardo agrees (i) to furnish to the Company a properly completed certificate with respect to each Note and Warrant, in the form attached hereto as Annex J-1 and J-2 (and, in the case of clearing organizations, required statements of members of the clearing organization), on the earlier of the date of the first actual payment of interest on the Note or the date of deliver, by the Company of the Note or Warrant in definitive form, and (ii) to issue definitive Notes and Warrants within a reasonable time after the end of the Restricted Period (for this purpose a temporary global security is not a security in definitive form).

d) In this Agreement, references to "dollars" and "USD" are to United States dollars, the term "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, and the term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries has the authority to control all substantial decisions of the trust, "U.S. person" shall have the meaning set forth in Sections 230.901 through 904 of Title 17 of the United States Code of Federal Regulations ("Regulation S").

e) The following legends will appear on the Global Note and all Notes and coupons issued pursuant to the Offer: (i) "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(I) and 1287(a) of the Internal Revenue Code", and (ii) "This Note has not been and will not be registered under the United Stated Securities Act of 1933, as amended (the "Securities Act"), and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act) unless this Note is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available." The sections referred to in the legend provide that, with certain exceptions, a United States person will not be permitted to deduct any loss, and will not be eligible for capital gain

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         treatment with respect to any gain, realized on a sale, exchange or redemption of such Notes or coupons.

f) The following legends will appear on the Global Warrant and all Warrants issued pursuant to the Offer: "This Warrant has not been and will not be registered under the United Stated Securities Act of 1933, as amended (the "Securities Act"). and may not be offered, sold or delivered, directly or indirectly, in the United States or to, or for the benefit of, any U.S. person (as such terms are defined in Regulation S under the Securities Act) unless this Warrant is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available."

g) The Company represents, warrants and covenants that the Notes and the Warrants have not been and shall not be offered or sold except in accordance with Rule 903 promulgated under the Securities Act or in a transaction exempt from the registration requirements of the Securities Act. Each of the Company and Banca del Gottardo represents, warrants and covenants that (i) none of it, its affiliates or any person acting on its behalf has engaged or will engage in any directed selling efforts (as defined in Rule 902 promulgated under the Securities Act) in the United States and it has complied and will comply with the offering restrictions of Regulation S under the Securities Act in connection with the offer of the Notes and the Warrants, (ii) none of it, its affiliates or any person acting on its behalf has made or will make an offer of the Notes in circumstances that would require the registration of the Notes or Warrants under the Securities Act and
         (iii) requests to purchase Notes and/or Warrants shall be accepted only from persons who are not within the United States.

h) Banca del Gottardo has been advised by the Company and acknowledges and confirms that it is aware (a) that a violation or breach of any of the terms and conditions of Article III of this Agreement could directly cause the Company to become subject to damages and liabilities (including, but not limited to, excise taxes, a loss of the interest deduction and assumption of withholding taxes) under various United States securities and tax laws, and (b) that, as a consequence, Banca del Gottardo could be held liable for such damages and liabilities, in the event Banca del Gottardo violated or breached such terms and conditions.

IV.      COMMISSION AND EXPENSES

a)       The Company will pay on August 11, 1997 Lugano time (the
         "Closing Date") to Banca del Gottardo

         (1)      a managing and underwriting commission of 7% calculated

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                  on  the principal amount of the Notes

     (2) USD 50'000.-- for out-of-pocket expenses incurred by Banca del Gottardo, which shall include all its legal fees and expenses.

         The payment by the Company of (1) and (2) above will be made by deduction from the payment by Banca del Gottardo to the Company of the Proceeds, resulting in the Net Proceeds as per Article VI.

b)       The Company shall further bear when ascertainable and due

         - all present or future taxes, duties or other charges levied by or within the United States of America in connection with the execution and deliver, of this Agreement, the Global Note and the Global Warrant (excluding tax on interest or principal on the Notes which is addressed in Annex A); and

         - the commissions and expenses for the servicing and the conversion of the Notes as per Article X and the exercise of the Warrants as set forth in the Warrant Agency Agreement.

c) The Company will reimburse Banca del Gottardo on first demand for all reasonable bank charges, legal fees and other reasonable costs and expenses incurred or to be incurred by Banca del Gottardo in case of or in connection with reorganization, merger, restructuring or default, actual or threatened of the Company as well as in connection with the convening of a Noteholders' meeting and the preservation and enforcement of any of the rights under this Agreement, the Global Warrant or the Warrants, the Global Note or the Notes.

d)       Banca del Gottardo shall bear

         - all costs and expenses in connection with the initial offering and placement of the Notes and the Warrants incurred by it. Banca del Gottardo shall further bear the cost for the printing and deliver to the holders of the definitive Notes or of the definitive Warrants incurred by Banca del Gottardo on behalf of the Company.

         - all costs incurred by it in connection with the offering, including the printing in Switzerland of the Information Memorandum relating to the Notes and the Warrants.

V.       WARRANTIES

         A) The Company warrants to and for the benefit of Banca del Gottardo that:

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                  1.       Status: it is a corporation duly incorporated and
                           existing in good standing under the laws of the State of Delaware capable of suing and being sued and has the power and authority to own its assets and to conduct the business which it presently conducts.

                  2. Powers: it has the power to enter into, exercise its rights and perform and comply with its obligations under this Agreement;

                  3. Authorization and Consents: except as to the registration requirements provided for herein all actions conditions and things required by the laws of the State of Delaware and the United States of America have been taken, fulfilled and done (including the obtaining of any necessary Consents) in order

                  a) to enable it lawfully to enter into exercise its rights and perform and comply with its obligations under this Agreement; and

                  b) to ensure that those obligations are legally binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws and to other laws establishing liens and priorities or otherwise relating to or affecting creditors-rights

         4. Non-Violation of Laws, etc: its entry into, and exercise of its rights and/or performance of or compliance with its obligations under this Agreement, the terms of the Global Note and the Notes and the terms of the Global Warrant and the Warrants do not and will not violate in any material way

                  a)       any law to which it is subject or

                  b)       its Certificate of Incorporation or

                  c) except for matters for which the Company has received a waiver, any agreement to which it is a party or which is binding on it or its assets, and does not and will not result in the existence of, or obligate it to increase, any securities interest in those assets, except to the extent that such violations in the aggregate would not have a material adverse effect on the financial conditions of the Company.

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         5.       Obligations Binding: its obligations under this Agreement, the
                  Global Note and the Notes, the Global Warrant and the Warrants when duly executed are valid, binding and enforceable in accordance with their terms subject to general equity principles, to applicable bankruptcy, insolvency, conservatorship, reorganization and other similar debtor relief laws, and to other laws establishing liens and priorities or otherwise relating to or affecting creditors' rights.

         6. Information Memorandum: the information pertaining to the Company and its subsidiaries which is contained in the Information Memorandum (defined in Article VIII) is accurate in all material respects and there are no other facts the omission of which makes any statement therein materially misleading.

         7. Accounts: the audited and unaudited consolidated financial statements included as contained in the Information Memorandum present fairly the results and financial condition of the Company as a whole for the periods and as of the dates thereof, and are in accordance with generally accepted accounting principles in the United States of America;

         8. No Material Adverse Change: (i) save as disclosed in the Information Memorandum and the Company's filings with the Securities and Exchange Commission in the U.S. and (ii) provided that the Company has agreed to change its auditors from KPMG Peat Marwick to Coopers & Lybrand, there has been no material adverse change in the consolidated financial condition of the Company' since March 31, 1997;

         9. Litigation: except as disclosed in the Information Memorandum, no litigation, arbitration or administrative proceedings or judgment or award is current or, so far as the Company is aware, threatened or pending

                  a) to restrain the entry into, exercise of its rights under and/or performance or enforcement of or compliance with its obligations under this Agreement; or

                  b) which either individually or collectively are material in the context of the issue and sale of the Notes or the Warrants or the making and performance of this Agreement;

         10. No Breach or Default: neither failure by the Company to comply with Article III nor any event described in Sections 8.9 or 10 of the Terms of the Notes has

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                  occurred and is continuing. The Company is not in breach or in default under any agreement to an extent or in a manner which has had or could have a material adverse effect on the financial condition of the Company and its consolidated affiliates taken as a whole.

(B) Since the commitment of Banca del Gottardo to purchase the Notes and the Warrants is made on the basis of the aforesaid representations and warranties, the Company hereby undertakes with Banca del Gottardo that it will hold Banca del Gottardo harmless against all losses, liabilities, costs, charges and expenses which it may incur as a noteholder as a result of or in relation to any material misrepresentation or any material breach of said representations and warranties by the Company, and as long as any of the Notes and the Warrants are outstanding Banca del Gottardo shall be given prompt notice by the Company of any claim, action or proceeding which might give rise to an obligation under this clause (B) of Article V. This indemnification by the Company shall be in addition to any other remedy available to Banca del Gottardo under applicable law.

VI.      PAYMENT TO THE COMPANY

         On the Closing Date, Banca del Gottardo will pay to the Company the net proceeds (the "Net Proceeds") of the offering - after compensation with the commissions and expenses mentioned in Article IV against the Global Note and the Global Warrant being delivered to Banca del Gottardo pursuant to Article VII.

         Such net proceeds will be placed by Banca del Gottardo in US Dollars to the credit of the Company in a US Dollar denominated account designated by the Company. Such net proceeds will be at the free disposal of the Company subject to any Swiss National Bank regulations or other regulations that may be in force on the Closing Date.

VII.     CONDITIONS TO THE OBLIGATIONS OF BANCA DEL GOTTARDO

         Banca del Gottardo shall have received from the Company at the latest on August 8, 1997 the following documents:

         (1) a copy of the Certificate of Incorporation. together with all amendments thereto, of the by the Company certified secretary or the Assistant Secretary of the Company and a copy of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, each dated as of a recent date;

         (2) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company signed

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                  by a duly authorized officer of the Company, conferring the necessary authority upon the person(s) signing this Agreement, the Information Memorandum, the Global Note. the Notes, the Global Warrant, the Warrants and any related documents; and a certificate of the Secretary, or Assistant Secretary of the Company as to the incumbency and signatures of the officer(s) of the Company signing the documents provided for in this clause (2) on behalf of the Company and the approval of this Agreement and the Information Memorandum:

         (3) Global Note (in the form of Annex D, without interest coupons and without reproduction of the Terms of the Notes) and the Global Warrant (in the form of Annex G) both duly issued and signed by an authorized officer of the Company to be held in escrow by Banca del Gottardo pending payment of the Net Proceeds pursuant to Article VI;

         (4) an executed copy of the Conversion Agency Agreement as set forth in Annex H hereto;

         (5) an executed copy of the Warrant Agency Agreement as set forth in Annex I hereto;

         (6)      specimen signatures for the printing of the Notes;

         (7) Certificate of No Material Adverse Change dated as of the Closing Date and signed by an authorized officer of the Company, substantially in the form of Annex K hereto;

         (8) a legal opinion of Goldstein & DiGioia, LLP, external U.S. counsel to the Company on the laws of the United States of America, dated as of the Closing Date;

         (9) an opinion of Guy P Novo, Tax Counsel to the Company, with respect to the status of the Notes in respect of United States taxes, dated as of the Closing Date;

         (10) a certificate of two officers of the Company approving the terms of the Notes and of the Warrants and the issue and sale thereof by the Company;

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         (11)     2 copies of the Information Memorandum duly signed by an
                  authorized officer of the Company; and

         Each of documents 5,6,7,8,9 and II shall be substantially as agreed by the Company and Banca del Gottardo prior to the Closing Date.

VIII. INFORMATION MEMORANDUM

         The Company will supply Banca del Gottardo on behalf of the holders of the Notes in due time with information and documentation for the preparation by Banca del Gottardo of the Information Memorandum (the "Information Memorandum") relating to the Issue, in compliance with Swiss law.

         The Information Memorandum shall be reviewed by the Company and Banca del Gottardo.

IX.      PRINTING OF THE NOTES AND WARRANTS

         Banca del Gottardo shall provide for the printing of all, but not some only, of the Notes or of the Warrants, at its cost on behalf of the Company. A proof of the Notes and of the Warrants shall be approved by the Company, unless the Company is then in default, prior to the printing thereof.

         (1)      The Notes shall

                  -        be in the form of Annex B.

                  - have the Terms of the Notes (as per Annex A) reproduced in English on the reverse side.

                  -        be dated the Closing Date, and

                  - bear in facsimile the signature(s) of one or more duly authorized officer(s) of the Company

                  -        have Coupons attached, whereas

         (2)      the Coupons shall

                  -        be in the form of Annex C, and

         (3)      The Warrants shall

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                  -        be in the form of Annex F

                  - have the Terms of the Warrants (as per Annex E) reproduced in English on the reverse side

                  -        to be dated the Closing Date, and

                  - bear in facsimile the signature(s) of one or more duly authorized officer(s) of the Company.

         (4) The Notes with Coupons attached shall be exchanged against the Global Note delivered to Banca del Gottardo pursuant to
                  Article VII of this Agreement.

         The Global Certificates so exchanged shall thereafter be cancelled and returned to the Company.

         The Company hereby irrevocably authorizes Banca del Gottardo to reproduce on the Notes, the coupons and the Warrants the signature of the President of the Company set forth in the specimen signature form of Annex L attached hereto with the same binding effect upon the Company as if the Notes and the coupons or the Warrants had been issued and signed by the Company on the Closing Date. Notes and/or Coupons or Warrants which are mutilated, lost or destroyed may be replaced by Banca del Gottardo in accordance with the respective provisions of the Terms of the Notes and the Terms of the Warrants respectively. The Company may at any time send a representative to count the securities before they are delivered to investors.

X.       SERVICING OF THE NOTES

         (1)      Transfer of funds

                  The Company will effect transfer of the funds in freely disposable United States Dollars required to make any payment of principal or interest on the Notes including the commissions referred to in paragraph (2) hereafter, to Banca del Gottardo, Lugano, as Paying Agent for value the respective due date provided that, if such due date does not fall on a Business Day the Company shall be obliged to effect transfer of such payments for value the Business day immediately preceding such due date. Any transfer risk shall be borne by the Company.

                  "Business Day" means a day on which commercial banks are open for domestic business and foreign exchange (including dealings in US Dollars) in Lugano and New York. Banca del Gottardo will supply the Company, by facsimile or otherwise in writing received by the Company not less than five Business Days prior to each due date

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



                  for any payment under the Notes with any necessary, information including reference numbers and the name of a contact person for the receipt of funds. Further information regarding the transfer may be obtained by Banca del Gottardo from the Company at the address set out in Article XIV below.

                  Banca del Gottardo shall credit the funds received to separate non-interest bearing accounts with Banca del Gottardo for each Coupon due date and/or redemption date. The receipt by Banca del Gottardo of the due and punctual payment of the funds in Lugano shall release the Company of its obligations under the Global Note or under the Notes for the interest and principal to the extent of such payment.

                  Any funds held by Banca del Gottardo which will not be used as a consequence of Coupons and Notes not having been collected within the relevant period described by the Statute of Limitations. shall be held by Banca del Gottardo at the disposal of the Company. Banca del Gottardo shall promptly after the expiry of the relevant period inform the Company about the respective amount.


         (2)      Commissions and Expenses

                  The Company will pay to Banca del Gottardo for the servicing of the Notes a commission of

                  -  0.25% on the face amount of Coupons to be paid and

                  -  0.125% on the principal amount of Notes redeemed.

         (3)      Modalities

                  Except as provided in paragraph (I) of Article XI or in
                  Section 5 of the Terms of the Notes, any transfer by the Company as per (1) and (2) above, shall be made in US Dollars freely disposable, without any restrictions, and whatever the circumstances may be, irrespective of the nationality or domicile of the holder of Notes and/or Coupons, and without requiring any affidavit. or the fulfilment of any other formality.

         (4)      Paying Agency

                  The Company hereby appoints Banca del Gottardo as sole Paying Agent (the "Paying Agent") and Banca del Gottardo agrees to pay to the Noteholders all amounts to become due under the Notes. The Company undertakes in connection with the Issue, not to appoint any institutions as paying agent without the consent of Banca del Gottardo. which

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                  consent shall not be unreasonably withheld and not to pay to other banks any commission or remuneration for the payment of interest or principal on the Notes.

XI.      CANCELLATION OF NOTES AND COUPONS OR WARRANTS

         The Company requests and authorizes Banca del Gottardo and Banca del Gottardo undertakes to cancel and destroy all Coupons paid and Notes redeemed, converted or replaced and Warrants exercised or replaced, after the period prescribed by law, and to certify to the Company in writing the serial numbers of Notes or Warrants, as the case may be, destroyed, the dates when such destruction took place and the names of the persons witnessing such destruction. Banca del Gottardo reserves the right to record cashed Coupons as well as redeemed, repaid, converted or replaced Notes and exercised or replaced Warrants on video tape or other data cameras and to store them in this way instead of keeping them physically during the period prescribed by law and to destroy them subsequently. This reproduction of Coupons and/or Notes or Warrants will remain in safekeeping at Banca del Gottardo during the statutory limitation.

XII.     COVENANTS

         As long as any of the Notes or Warrants remain outstanding the Company undertakes

         (1)      To send to Banca del Gottardo

                  a) Annual Reports on Form 10-K as filed with the United States Securities and Exchange Commission (the "SEC"), which report shall include or be accompanied by a copy of the report of the Company's independent auditor, and

                  b) such regular and periodic reports on Form l0-Q and Form 8-K (deemed material) as the Company files with the SEC.

         Banca del Gottardo is authorized to hold these documents at the disposal of the Noteholders and/or holders of Coupons and/or Warrantholders for inspection.

         (2) To provide Banca del Gottardo forthwith upon becoming aware thereof with

                   - any change of its Certificate of Incorporation By-laws (if any) and without waiting for Banca del Gottardo to take any of the actions mentioned in
                           Section 8, 9 or 10 of the Terms of the Notes with


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



                   -       a notice in writing of any event provided for in
                           Section 8, 9 or 10 of the Terms of the Notes.

         (3) To hold meetings of the Board of Directors on a at least quarterly basis, i.e. at least one meeting each quarter.

         (4) To provide Banca del Gottardo with quarterly financial statements of the Company by no later than the 45th day of the month following the quarter covered by such statements. Such statements shall provide Banca del Gottardo with a summary of all of the Company's operation, in addition to a brief summary of how the Net Proceeds of this issue have been used by Company.

         (5) To appoint two members, as reasonably acceptable to the Company, of its Board of Directors upon request of Banca del Gottardo as long as more than 25% of the Notes initially issued are outstanding, unless Banca del Gottardo has exercised any similar right under any other agreement, and thereafter to nominate such appointee for election by the Company's stockholders and use its best efforts to assure their election until any Note or Notes shall be redeemed by the Company.

         (6)      (a)      So long as any Notes are outstanding, to keep
                           available authorized shares of Common Stock sufficient to permit all Notes or Warrants outstanding and unconverted or unexercised to be converted or exercised in accordance with the Provisions (Exhibit I to Annex H of the Agreement) and the terms of the Warrants respectively.

                  (b) to assure that all shares of Common Stock delivered upon conversion of Notes or exercise of Warrants will be validly issued, fully-paid and non-assessable.

XIII. RIGHT OF TERMINATION

         Notwithstanding anything contained in this Agreement. Banca del Gottardo may by notice to the Company terminate this Agreement at any time before the time on the Closing Date when payment would otherwise be due under this Agreement to the Company in respect of the Notes and Warrants if:

         (1) in the reasonable opinion of Banca del Gottardo, circumstances shall be such as:

                  a) to prevent or to a material extent restrict payment for the Notes and the Warrants in the manner contemplated in this Agreement; or


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



                  b) to a material extent prevent or restrict settlement of transactions in the Notes or Warrants in the market or otherwise; or

         (2) in the reasonable opinion of Banca del Gottardo, there shall have been:

                  a) any change in national or international political, legal, tax or regulatory conditions; or

                  b) any calamity or emergency which has in the view of Banca del Gottardo caused a substantial deterioration in the price and/or value of the Notes or the Warrants. Any such termination of this Agreement shall be without liability on the part of Banca del Gottardo or on the part of the Company.

         Upon any such termination of this Agreement pursuant to Article XIII
         (i), the parties hereto shall (except for the liability of the Company in relation to expenses as provided in Article IV (a) (2) hereof and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

XIV.     COMMUNICATIONS

         All communications among Banca del Gottardo and the Company regarding this Agreement shall be made in the English language by telex or facsimile followed by registered letter, and shall be transmitted by the Company to: by Banca del Gottardo to:

         Banca del Gottardo                      Bitwise Designs, Inc.
         Viale Stefano Franscini 8               Building 50
         6901 Lugano, Switzerland                Rotterdam Industrial Park
                                                 Duanesburg Rd. Route 7
                                                 Schenectady, N.Y. 12306, U.S.A.
Attn: Capital Market Department                  Attn: Chief Financial Officer
         Telex No.: 841 052
         Facsimile: 0114191 808 1843             Facsimile: 518-356-9749

                                                 with copy to:

                                                 Goldstein & Di Gioia, LLP
                                                 Attn. Victor J. Di Gioia, Esq.
                                                 369 Lexington Avenue
                                                 New York, NY 10017, U.S.A.
                                                 Facsimile: 212-557-0295

XV.      APPLICABLE LAW AND JURISDICTION

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



         The Terms of this Agreement shall be governed by Swiss law, save and except that paragraph of the terms of the Notes shall be governed by the laws of the State of New York.

         Any dispute which might arise between Banca del Gottardo on the one hand and the Company on the other hand regarding this Agreement shall fall within the jurisdiction of the ordinary Courts of Justice of the Canton of Ticino, the place of jurisdiction being Lugano, with the right of appeal to the Swiss Federal Court of Justice in Lausanne where the law permits.

         Solely for purposes of the preceding paragraph and for the purpose of execution of a judgment in Switzerland, the Company elects legal and special domicile at Banca del Gottardo's office in Lugano, and Banca del Gottardo shall send to the Company with copy to Goldstein & Di Gioia, LLP, attn. Victor J. Di Gioia, Esq., 369 Lexington Avenue, New York, NY 10017, U.S.A. within two business days in Lugano any documents received by it in this connection.

         Banca del Gottardo shall also be at liberty to enforce its rights and to take legal action before the competent courts of the United States of America, in which case Swiss law shall be applicable with respect to the construction and interpretation of this Agreement.

XVI.     EFFECTIVENESS

         The effectiveness of this Agreement is subject to:

         (a) the receipt by Banca del Gottardo of all documents as requested in Article VII of this Agreement in a form acceptable to Banca del Gottardo,

         (b)      no exercise of the Right of Termination as per Article
                  XIII.

XVII. CURRENCY INDEMNITY

         If any sum due from the Company in favour of the Paying Agent has to be converted from United States Dollars (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Company, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the Company shall indemnity, and hold harmless Banca del Gottardo from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which Banca del Gottardo

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


         may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to them in the second currency in satisfaction in whole or in part of any such order judgment, claim or proof.

         This indemnity shall constitute a separate and independent obligation from the other obligations contained herein, shall give rise to a separate and independent cause of action and shall apply, irrespective of any waiver granted by Banca del Gottardo from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due hereunder or under any such judgment or order. Any such loss or damage aforesaid shall be deemed to constitute a loss suffered by Banca del Gottardo and no further proof or evidence of any actual loss shall be required by the Company.

XVIII. ENTIRE AGREEMENT

         This Agreement together with the Annexes hereto and other agreements and documents delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the subject matter hereof and thereof and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof.

XIX.     AMENDMENT, CANCELLATION AND WAIVER

         This Agreement and the Annexes hereto may be amended modified, superseded or cancelled, and any of the terms hereof or thereof may be waived, only by a written instrument executed by the Company and Banca del Gottardo hereto or thereto, as the case may be, or, in the case of a waiver, by the party or parties waiving compliance. The failure of any party at any time or times to require performance of any provision hereof or of any Annex hereto shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of any condition or of the breach of any term contained in this Agreement or in any Annex hereto, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement or of the Annexes hereto.

THUS DONE AND SIGNED in 2 originals of which one is for the Company,

in Schenectady effective as of August 8, 1997

BITWISE DESIGNS, INC.                           BANCA DEL GOTTARDO

By ___________________________                  By: _________________________

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